Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 15, 2020
Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 15, 2020…...........On January 15, 2020, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable March 16, 2020, to shareholders of record at the close of business on February 18, 2020. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on January 15, 2020, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from December 1, 2019 through February 29, 2020, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable March 16, 2020, to shareholders of record at the close of business on February 18, 2020. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

In addition, on January 15, 2020, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from December 1, 2019 through February 29, 2020, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable March 16, 2020, to shareholders of record at the close of business on February 18, 2020. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

Furthermore, on January 15, 2020, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from December 1, 2019 through February 29, 2020, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 16, 2020, to shareholders of record at the close of business on February 18, 2020. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 122 manufactured home communities containing approximately 23,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968